                                                                 Rule 424 (b)(3)
                                                                       333-55945



                               BRIGHTPOINT, INC.

                      Supplement dated February 3, 1999 to
       Prospectus dated July 2, 1998, as supplemented on August 18, 1998

                This supplement is filed solely to add the information set forth below to the information contained under the caption "Selling Holders" in the Company's July 2, 1998 Prospectus, as supplemented on August 18, 1998 concerning the beneficial ownership of LYONs by the Selling Stockholder named below and the principal amount of LYONs which may be offered and sold by such Selling Stockholder pursuant to the Prospectus.

                                                     Principal amount of LYONs
                                                     Beneficially Owned And That
Selling Holder(1)                                    May Be Offered Hereby(1)
-----------------                                    ------------------------

Fidelity Financial Trust: Fidelity
Convertible Securities Fund*                                $17,000,000


* The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of July 31, 1998.
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